AMENDED AND RESTATED SUB-ADVISORY
AGREEMENT
       AGREEMENT made as of the 30th day of June, 2009, by and between MORGAN STANLEY INVESTMENT
MANAGEMENT INC., a Delaware corporation (hereinafter referred to as "MSIM"), and MORGAN STANLEY
INVESTMENT MANAGEMENT COMPANY, a corporation organized under the laws of Singapore (hereinafter referred to as the "Local Manager").
W I T N E S S T E T H:
       WHEREAS, Morgan Stanley China A Share Fund, Inc.
(the "Fund") is a Maryland corporation engaged in business as a closed-end management investment company and is registered under the Investment Company Act of 1940, as amended
(hereinafter referred to as the "Investment Company Act"); and
       WHEREAS, MSIM and the Local Manager are engaged principally in rendering investment advisory services and are registered as investment advisers under the Investment Advisors
Act of 1940, as amended; and
       WHEREAS, the Local Manager is the holder of a capital markets services licence for fund management under the Securities and Futures Act (Cap. 289) of Singapore or is exempt from licensing under the Securities and Futures Act (Cap. 289) of Singapore and is the holder of a financial adviser's license under the Financial Advisers Act (Cap. 110) of Singapore or is exempt from licensing under the Financial Advisers Act (Cap.
110) of Singapore; and
       WHEREAS, MSIM has been granted QFII status by the CSRC, and has been allocated a Quota of US$200 million by SAFE, as from time to time renewed and/or updated, to invest in A-Shares and other permitted PRC securities; and
       WHEREAS, MSIM has entered into an investment advisory agreement (the "Advisory Agreement") with the Fund dated September 21, 2006, pursuant to which MSIM provides management and investment and advisory services to the Fund;
and
       WHEREAS, MSIM entered into an investment sub-advisory agreement with the Local Manager with respect to the Fund, effective as September 21, 2006 (the "Current Sub-
Advisory Agreement"); and
       WHEREAS, as of June 30, 2009, the Current Sub-
Advisory Agreement was amended and restated (this
"Agreement") to incorporate amendments thereto and to make other ministerial changes designed to facilitate the administration of this Agreement; and
       WHEREAS, the Local Manager is willing to provide investment advisory services to MSIM in connection with the Advisory Agreement and the Fund's investments in the PRC on the terms and conditions hereinafter set forth; and
       NOW THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Local Manager and MSIM hereby agree as follows:
ARTICLE I

Interpretation
       A-SHARES means shares denominated in Renminbi
and issued by companies in the PRC and listed on PRC stock exchanges or such other shares issued by companies in the PRC listed on PRC stock exchanges and available for investment by a QFII;
       CSRC means the China Securities Regulatory
Commission;
       CSDCC means the China Securities Depositary and
Clearing Corporation Limited;
       Investment Regulations means the regulations
governing the establishment and operation of Quotas in the PRC, including, as at the date of the Agreement:
       (a)	Provisional Measures for the Administration of
Domestic Securities Investments of QFIIs (promulgated jointly by the CSRC and the PBOC and effective 1 December 2002);
       (b)	Tentative Provisions on the Administration of
Foreign Exchange in Domestic Securities Investments by QFIIs (issued by SAFE and effective on 1 December 2002);
       (c)	Implementing Rules for Registration and
Settlement of Domestic Securities Investments in China by
QFIIs (issued by CSDCC and effective on 1 December 2002);
       (d)	Shanghai Stock Exchange Implementing Rules
on Securities Transactions by QFIIs (issued by the Shanghai Stock Exchange and effective on 1 December 2002);
       (e)	Shenzhen Stock Exchange Implementing Rules
on Securities Transactions by QFIIs (issued by the Shenzhen Stock Exchange and effective on 1 December 2002);
       and any amendments which may be made from time to time to any of the above, and to any measures or guidance issued under any of the above, and to all rules and directives made under any such law and regulations in force and all other applicable rules and regulations in force in PRC relevant to MSIM and/or the Fund;
       PBOC means The People's Bank of China;
       PRC or China means the People's Republic of China (excluding the Hong Kong and Macau Special Administrative Regions and Taiwan);
       QFII means a Qualified Foreign Institutional Investor; Quota means the PRC foreign investor quota granted to the Adviser pursuant to the Investment Regulations; and
       SAFE means the PRC State Administration of Foreign Exchange, the government agency responsible for matters relating to foreign exchange administration.
ARTICLE II

Duties of the Local Manager
       MSIM hereby employs the Local Manager to act as investment adviser to MSIM and to furnish the investment advisory services described below, subject to the broad supervision of MSIM and the Fund, for the period and on the terms and conditions set forth in this Agreement. The Local Manager hereby accepts such employment and agrees during such period, at its own expense, to render, or arrange for the rendering of, such services and to assume the obligations herein set forth for the compensation provided for herein. The Local Manager and its affiliates shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.
       The Local Manager shall have the right to solicit information from MSIM and shall provide MSIM with such investment research, advice and supervision as MSIM may from time to time consider necessary for the proper supervision of the assets of the Fund; shall furnish continuously an investment program for the Fund and shall make recommendations from time to time as to which securities shall be purchased, sold or exchanged and what portion of the assets of the Fund shall be held in the various categories of permitted PRC securities, including but not limited to, A-Shares, convertible bonds, listed warrants, closed-ended funds and open-ended funds in which the Fund invests or cash. Investments in A-Shares and other permitted PRC securities that are governed by the Quota will be subject to the Investment Regulations and all investments will be subject to any restrictions of the Articles of Incorporation and By-Laws of the Fund, as they may be amended and/or restated from time to time, the provisions of the Investment Company
Act and the statements relating to the Fund's investment objective, investment restrictions as the same are set forth in the then-currently effective prospectus, if any, relating to the shares of the Fund under the Securities Act of 1933, as amended (the "Prospectus") or such other applicable disclosure document.
The Local Manager shall make recommendations and effect transactions with respect to securities in which the Fund is permitted to invest. The Local Manager shall also make recommendations as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the portfolio securities of the Fund shall be exercised.
       The Local Manager will not hold money on behalf of MSIM or the Fund, nor will the Local Manager be the registered holder of the PRC securities invested by MSIM on behalf of the Fund or be the custodian of documents or other evidence of title.
ARTICLE III

Allocation of Charges and Expenses
         The Local Manager assumes and shall pay for maintaining the staff and personnel necessary to perform its obligations under this Agreement and shall at its own expense provide the office space, equipment and facilities which it is obligated to provide under Article II hereof and shall pay all compensation of officers of the Fund and all Directors of the Fund who are affiliated persons of the Local Manager.
ARTICLE IV

Compensation of the Local Manager
       For the services rendered, the facilities furnished and expenses assumed by the Local Manager, MSIM shall pay to the Local Manager a fee in an amount to be determined from time to time by MSIM and the Local Manager, but in no event in excess of the amount that MSIM actually received for providing services to the Fund pursuant to the Advisory Agreement. The fee currently paid by MSIM to the Local Manager is set forth on Schedule A, as may be amended from time to time.
ARTICLE V

Limitation of Liability of the Local Manager
       The Local Manager shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the performance of sub-advisory services rendered with respect to the Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this Article V, the Local Manager shall include any affiliates of MSIM performing services for MSIM contemplated hereby and directors, officers and employees of the Local Manager and such affiliates.
ARTICLE VI

Activities of the Local Manager
       The services of the Local Manager to MSIM are not to be deemed to be exclusive, the Local Manager and any person controlled by or under common control with the Local Manager
(for purposes of this Article VI referred to as "affiliates") being free to render services to others. It is understood that Directors, officers, employees and shareholders of the Fund are or may become interested in the Local Manager and its affiliates, as directors, officers, employees and shareholders or otherwise and that directors, officers, employees and shareholders of the Local Manager and its affiliates are or may become similarly interested in the Fund, and that the Local Manager and directors, officers, employees, partners and shareholders of its affiliates may become interested in the Fund as shareholders or otherwise.
ARTICLE VII

Compliance with Applicable Laws and Regulations
       The Local Manager shall obtain and at all times maintain and comply with the terms of all relevant authorizations, licenses, consents, approvals and registrations and comply with all relevant laws and regulations, necessary for the purpose of performing any of its duties and obligations under this Agreement. The Local Manager shall inform MSIM as soon as possible if at any time the Local Manager becomes unable to comply with the terms of or maintain any such authorizations, licenses, consents, approvals or registrations.
ARTICLE VIII

Duration and Termination of this Agreement
       This Agreement shall become effective with respect to the Fund for an initial period of up to two years from the effective date set forth opposite the Fund's name on Schedule A hereto, and thereafter, but only so long as such continuance is specifically approved at least annually by (i) the Directors of the Fund or by the vote of a majority of the outstanding voting securities of the Fund and (ii) a majority of those Directors who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.
       This Agreement may be terminated at any time, without the payment of any penalty, by MSIM, by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund, or by the Local Manager, on sixty days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment or in the event of the termination of the Advisory Agreement. Any termination shall be without prejudice to the completion of transactions already initiated.
ARTICLE IX

Amendments to this Agreement
       This Agreement may be amended by the parties only if such amendment is specifically approved by (i) the Directors of the Fund or by the vote of a majority of outstanding voting securities of the Fund and (ii) a majority of those Directors who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.
ARTICLE X

Definitions of Certain Terms
         The terms "vote of a majority of the outstanding voting securities," "assignment," "affiliated person" and "interested person" used in this Agreement shall have the respective meanings specified in the Investment Company Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the Investment Company Act.
ARTICLE XI

Governing Law
       This Agreement shall be construed in accordance with
the laws of the State of New York and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.
       IN WITNESS WHEREOF, the parties hereto have
executed and delivered this Agreement as of the date first above written
MORGAN STANLEY INVESTMENT MANAGEMENT INC.
By: /s/ Randy Takian
Name: Randy Takian
Title:  President
MORGAN STANLEY INVESTMENT MANAGEMENT
COMPANY
By: /s/ James Cheng
Name: James Cheng
Title: Managing Director


SCHEDULE A
As of December 10, 2009

Name of Fund
Morgan Stanley China A Share Fund, Inc.

Effective Date of Agreement and any amendments entered into prior to June 30, 2009
Effective Date: 09/21/06

Fee
Effective January 1, 2009, MSIM will pay the Local
Manager on a monthly basis an aggregate amount equal to 50% of the net advisory fees MSIM receives from the Fund during such period, after taking into account any fee waivers.



7
15613867.3.BUSINESS

15613867.3.BUSINESS
	Sch. A-1
15613867.3.BUSINESS